[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 1, 2006


UBS AG Bearish Callable Notes
Linked to the PHLX Housing Sector(SM) Index

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INDICATIVE TERMS

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Issuer                  UBS AG
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Issue Price             $10 per Note
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Underlying Index        PHLX Housing Sector(SM) Index
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Term                    2 years
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Call Feature            Notes will be called if the closing level of the Index
                        on either Observation Date is below the Index Starting
                        Level
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Observation Dates       May 31, 2007 and May 30, 2008
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Called Return if        Investors will receive the Call Price for the applicable
Notes ARE called        Observation Date. The Call Price is equal to $10 x (1+
                        Called Return) for each $10 principal amount of the
                        Notes. The Called Return will be a simple return of
                        between 18.5% and 20.5% per annum, to be deter- mined on
                        the trade date.
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Settlement              Investors will receive a cash payment per $10 principal
Amount if Notes         amount of the Notes equal to the greater of: (i) $5.00
are NOT called          or (ii) 10.00% x (1-Index Return)
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Index Return            Index Ending Level - Index Starting Level
                        -----------------------------------------
                                 Index Starting Level
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Index Starting Level    The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                        Valuation Date
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Trade Date*             May 24, 2006
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Settlement Date*        May 31, 2006
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Final Valuation*        May 30, 2008
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Maturity Date*          June 6, 2008
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*Expected
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PRODUCT DESCRIPTION

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The Bearish Callable Notes are designed for investors who believe that the level of the Philadelphia Stock Exchange (PHLX) Housing Sector Index will decrease over the term of the Notes. We will be required to call the Notes if the closing level of the Index on either Observation Date is below the Index Starting Level. If we call the Notes, you will receive the Call Price for the applicable Observation Date. If the Notes are not called, you will lose some of your investment, up to a maximum loss on the Notes of 50%.

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BENEFITS

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o    Benefits from a decline in the Index - The Notes will be called and you will receive a positive return on your investment if the closing level of the Index on either Observation Date is below the Index Starting Level.

o Partial Principal Protection - You will not lose more than 50% of your investment regardless of the performance of the Index.

o Diversification - The Notes provide diversification within the equity portion of a portfolio through bearish exposure to an index of stocks directly associated with the U.S. housing market.

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SCENARIO ANALYSIS AT MATURITY

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ASSUMPTIONS: $10 PRINCIPAL AMOUNT PER NOTE; INDEX STARTING LEVEL IS 250; CALLED
RETURN 19.5% PER ANNUM

EXAMPLE 1:                                                       EXAMPLE 3:

NOTES ARE CALLED 1 YEAR AFTER TRADE DATE:                        NOTES ARE NOT CALLED:
-----------------------------------------                        ---------------------
Index Level at May 31, 2007:        240 (below initial level)    Index Level at May 31, 2007:              275 (above initial level)
Call Price (per $10):               $11.95                       Index Level at May 30 2008:               300 (above initial level)
                                                                 Settlement Amount (per $10):          The greater of (i) $5 OR (ii)
                                                                                                      $10 x (1-Index Return) = $8.00
EXAMPLE 2:                                                       EXAMPLE 4:

NOTES ARE CALLED AT MATURITY:                                    NOTES ARE NOT CALLED:
-----------------------------                                    ---------------------
Index Level at May 31, 2007:        275 (above initial level)    Index Level at May 31, 2007:              325 (above initial level)
Index Level at May 30, 2008:        225 (below initial level)    Index Level at May 30, 2008:              425 (above initial level)
Call Price (per $10):               $13.90                       Settlement Amount (per $10):          The greater of (i) $5 OR (ii)
                                                                                                      $10 x (1-Index Return) = $5.00

THIS OFFERING SUMMARY REPRESENTS A SUMMARY OF THE TERMS AND CONDITIONS OF THE NOTES. WE ENCOURAGE YOU TO READ THE PRELIMINARY PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS RELATED TO THIS OFFERING DATED MAY 1, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 1, 2006

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INDEX DESCRIPTION

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THE PHLX HOUSING SECTOR(SM) INDEX

The Index is designed to measure the performance of twenty companies whose primary lines of business are directly associated with the United States housing construction market (the "Index Constituent Stocks"). The Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index is published by the PHLX and was established on 12/31/01.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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HISTORICAL PERFORMANCE

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The graph below illustrates the performance of the index from 7/3/02 to 4/28/06
- BLOOMBERG L.P.


                               [GRAPHIC OMITTED]


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INVESTOR SUITABILITY CONSIDERATIONS & KEY RISKS

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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You are willing to accept the risk of fluctuations in stocks directly associated with the United States housing construction market.

o You believe that the Index will close below the Index Starting Level on either Observation Date (and therefore you will receive a POSITIVE return on your investment).

o You seek an investment that offers protection for 50% of the principal amount of the Notes.

o You are willing to invest in Notes that will be called on either Observation Date on which the Index closes below the Index Starting Level or otherwise to hold the Notes to maturity.

o    You do not seek current income from this investment.

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You believe that the Index will not close below the Index Starting Level on either Observation Date and that at maturity the Index Return will be POSITIVE (and therefore you will receive a NEGATIVE return on your investment).

o    You seek an investment that offers full principal protection.

o You are not willing to make an investment where you could lose up to 50% of your principal amount.

o You seek an investment whose return is not limited to the pre-specified Called Return, a simple return of between 18.5% and 20.5% per annum (to be determined on the trade date).

o    You seek current income from your investment.

o    You seek an investment for which there will be an active secondary market.

o You are unable or unwilling to hold Notes that may be called on either Observation Date on which the Index closes below the Index Starting Level or otherwise to hold the Notes to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose up to 50% of your principal -- The return on the Notes depends on the Index declining in value and you may lose up to 50% of your investment if the Index level increases

o Partial principal protection applies only if you hold your Notes to maturity -- You should be willing to hold your notes to maturity

o Your appreciation potential is limited to the Called Return -- The appreciation potential of the Notes is limited to the pre-specified Called Return, regardless of the performance of the Index.

o Your investment is concentrated -- The primary lines of business of all of the companies whose stock price performance is measured by the Index are directly associated with the United States housing construction markets.

o No interest or dividend payments -- You will not receive any periodic interest payments on the Notes or any dividend payments on the stocks whose performance is measured by the Index

o No listing -- The Notes will not be listed on any securities exchange and there may be little or no secondary market for the Notes

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657